Exhibit 10.4

SECURITY AGREEMENT
THIS SECURITY AGREEMENT (this "Agreement"), dated as of April 29, 2016, is entered into by and between UNIQUE FABRICATING NA, INC., a Delaware corporation ("US Borrower"), UNIQUE-CHARDAN, INC., a Delaware corporation, UNIQUE MOLDED FOAM TECHNOLOGIES, INC., a Delaware corporation, UNIQUE PRESCOTECH, INC., a Delaware corporation, UNIQUE FABRICATING REALTY, LLC a Michigan limited liability company, and UNIQUE FABRICATING SOUTH, INC., a Michigan corporation, (collectively called, together with US Borrower and each of the other person which becomes a debtor hereunder from time to time (together with the US Borrowers, the "Debtors" and each referred to herein as a "Debtor"), and CITIZENS BANK, , NATIONAL ASSOCIATION, a national banking association, as agent (the "Agent") for the Lenders (as defined below);
WITNESSETH THAT:
WHEREAS, the Debtors are (or will be with respect to after-acquired property) the legal and beneficial owner and the holder of the Collateral (as defined in Section 1 hereof); and
WHEREAS, pursuant to that certain Credit Agreement (as it may hereafter from time to time be restated, amended, modified or supplemented, the "Credit Agreement") of even date herewith by and among US Borrower, Unique-Intasco Canada, Inc., a British Columbia corporation (“CA Borrower”, called together with US Borrower, “Borrowers” and each of them referred to as “Borrower”), the Agent, the Lenders now or hereafter party thereto (the "Lenders") and the Guarantors now or hereafter party to the Guaranty as defined therein (the "Guarantors"), the Agent and the Lenders have agreed to make certain loans and other extensions of credit to the Borrowers; and
WHEREAS, the obligation of the Agent and the Lenders to make loans under the Credit Agreement is subject to the condition, among others, that the Credit Parties secure the Indebtedness to the Agent and the Lenders under the Credit Agreement, the other Loan Documents and otherwise as more fully described herein in the manner set forth herein.
NOW, THEREFORE, intending to be legally bound hereby, and for good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto covenant and agree as follows:
1.Terms which are used but not defined herein shall have the meanings assigned to such terms in the Credit Agreement, and the rules of construction set forth in the Credit Agreement shall apply to this Agreement. The following words and terms shall have the following meanings, respectively, unless the context hereof otherwise clearly requires:
(a)     "Code" means the Uniform Commercial Code as in effect in the State of Michigan on the date hereof and as amended from time to time except to the extent that the conflict of law rules of such Uniform Commercial Code shall apply the Uniform Commercial Code as in effect from time to time in any other state to specific property or other matters.
(b)    "Collateral" means all of each Debtor's right, title and interest in, to and under the following described property of such Debtor (each capitalized term used in this Section 1(b) shall have in this Agreement the meaning given to it by the Code):

(i)    all now existing and hereafter acquired or arising Accounts, Goods, Health Care Insurance Receivables, General Intangibles, Payment Intangibles, Deposit Accounts, Chattel Paper (including, without limitation, Electronic Chattel Paper), Documents, Instruments, Software, Investment Property, Letters of Credit, Letter of Credit Rights, advices of credit, money, Commercial Tort Claims as listed on Schedule B hereto (as such Schedule is amended or supplemented from time to time), Equipment, As-Extracted Collateral, Inventory, Fixtures, and Supporting Obligations, together with all products of and Accessions to any of the foregoing and all Proceeds of any of the foregoing (including, without limitation, all insurance policies and proceeds thereof);
(ii)    to the extent, if any, not included in clause (i) above, each and every other item of personal property and fixtures, whether now existing or hereafter arising or acquired, including, without limitation, all licenses, contracts and agreements, and all collateral for the payment or performance of any contract or agreement, together with all products and Proceeds (including all insurance policies and proceeds) of any Accessions to any of the foregoing; and
(iii)    all present and future business records and information, including computer tapes and other storage media containing the same and computer programs and software (including, without limitation, source code, object code and related manuals and documentation and all licenses to use such software) for accessing and manipulating such information;
provided, that, "Collateral" shall not include Excluded Property.

(c)    "Excluded Property" means (i) any permit or license or any contractual obligation entered into by a Debtor (A) that prohibits or requires the consent of any Person which has not been obtained as a condition to the creation by such Debtor of a Lien on any right, title or interest in such permit, license or contractual obligation or (B) to the extent that any Law applicable thereto prohibits the creation of a Lien thereon, but only, with respect to the prohibition in (A) and (B), to the extent, and for as long as, such prohibition is not terminated or rendered unenforceable or otherwise deemed ineffective by the Code or any other Law, and (ii) any "intent to use" Trademark applications for which a statement of use has not been filed (but only until such statement is filed); provided, however, "Excluded Property" shall not include any proceeds, products, substitutions or replacements of Excluded Property (unless such proceeds, products, substitutions or replacements would otherwise constitute Excluded Property).
(d)    "Law" means any law(s) (including common law), constitution, statute, treaty, regulation, rule, ordinance, opinion, issued guidance, release, ruling, order, executive order, injunction, writ, decree, bond, judgment, authorization or approval, lien or award of or any settlement arrangement, by agreement, consent or otherwise, with any governmental entity, agency, division of department, foreign or domestic.
(e)    "Receivables" means all of the Collateral, except Equipment, Inventory and Fixtures.
(f)    "Permitted Liens" shall have the meaning provided in the Credit Agreement.
(g)    "Secured Obligations" shall mean and include the following: (i) all now existing and hereafter arising Indebtedness, obligations, and liabilities, whether for principal, interest, fees, expenses or otherwise of the Borrowers (or either of them) or any of the other Debtors to the Agent, the Lenders, or any Affiliate thereof, under the Credit Agreement, the Notes or any of the other Loan Documents, as any of the same or any one or more of them may from time to time be amended, restated, modified, or supplemented, together with any and all extensions, renewals, refinancings, and refundings thereof in whole or in part (and including obligations, liabilities, and indebtedness arising or accruing after the commencement of any bankruptcy, insolvency, reorganization, or similar proceeding with respect to the Borrowers (or either of them) and/or any of the other Debtors or which would have arisen or accrued but for the commencement of such proceeding, even if the claim for such obligation, liability or indebtedness is not enforceable or allowable in such proceeding, and including all obligations, liabilities and indebtedness arising from any extensions of credit under or in connection with the Loan Documents from time to time, regardless whether any such extensions of credit are in excess of the amount committed under or contemplated by the Loan Documents or are made in circumstances in which any condition to extension of credit is not satisfied); (ii) all indebtedness, loans, obligations, expenses and liabilities of the Borrowers (or either of them) and/or any of the other Debtors to the Agent, any Lender or any Affiliate thereof; and (iii) any sums advanced by the Agent or the Lenders or which may otherwise become due pursuant to the provisions of the Credit Agreement, the Notes, this Agreement, or any other Loan Documents or pursuant to any other document or instrument at any time delivered to the Agent in connection therewith, including commitment, letter of credit, agent or other fees and charges, and indemnification obligations under any such document or instrument, together with all interest payable on any of the foregoing, whether such sums are advanced or otherwise become due before or after the entry of any judgment for foreclosure or any judgment on any Loan Document or with respect to any default under any of the Secured Obligations.
2.    As security for the due and punctual payment and performance of the Secured Obligations in full, each Debtor hereby agrees that the Agent and the Lenders shall have, and each Debtor hereby grants to and creates in favor of the Agent for the benefit of itself and the Lenders, a continuing first priority lien on and security interest under the Code in and to the Collateral subject only to Permitted Liens. Without limiting the generality of Section 4 below, each Debtor further agrees that with respect to each item of the Collateral as to which (i) the creation of a valid and enforceable security interest is not governed exclusively by the Code, or (ii) the perfection of a valid and enforceable first priority security interest therein under the Code cannot be accomplished either by the Agent taking possession thereof or by the filing in appropriate locations of appropriate Code financing statements executed by such Debtor, such Debtor will at its expense execute and deliver to the Agent and hereby does authorize the Agent to execute and file such documents, agreements, notices, assignments and instruments and take such further actions as may be requested by the Agent from time to time for the purpose of creating a valid and perfected first priority Lien on such item, subject only to Permitted Liens, enforceable against such Debtor and all third parties to secure the Secured Obligations.
3.    Each Debtor represents and warrants to the Agent and the Lenders that (a) the Debtors have good and marketable title to the Collateral, (b) except for the security interest granted to and created in favor of the Agent for the benefit of itself and the Lenders hereunder and Permitted Liens, all the Collateral is free and clear of any Lien, (c) the Debtors will use commercially reasonable efforts to defend the Collateral against all claims and demands of all persons at any time claiming the same or any interest therein, (d) each Account is genuine and enforceable in accordance with its terms, except as may be limited by applicable bankruptcy, insolvency, reorganization, moratorium or similar laws affecting the rights of creditors, and the Debtors will defend the same against all claims, demands, recoupment, setoffs, and counterclaims at any time asserted, (e) at the time any Account becomes subject to this Agreement, each such Account will be a good and valid Account representing a bona fide sale of goods or services by the Debtors and such goods will have been shipped to the respective account debtors or the services will have been performed for the respective account debtors (or for those on behalf of whom the account debtors are obligated on the Accounts), and no such Account, which constitutes an Eligible Account, will at such time be subject to any claim for credit, allowance, setoff, recoupment, defense, counterclaim or adjustment by any account debtor or otherwise, (f) the exact legal name of each Debtor is as set forth on the signature page hereto, and (g) the state of incorporation, formation or organization as applicable, of each Debtor is as set forth on Schedule A hereto. Further, such Debtor represents and warrants that (i) this Agreement creates a valid security interest in favor of the Agent, for the benefit of itself and the Lenders hereunder, in the Collateral, except as may be limited by applicable bankruptcy, insolvency, reorganization, moratorium or similar laws affecting the rights of creditors generally and by general principles of equity and (ii) the security interests granted hereunder in favor of the Agent, for the benefit of itself and the Lenders, will constitute a first priority security interest (subject only to Permitted Liens) and will be perfected, with respect to the Collateral of such Debtor, upon the proper filing of the financing statements in the jurisdiction of the state of formation of such Debtor as indicated on Schedule A hereto, and with respect to Collateral which cannot be perfected by the filing of a financing statement, upon taking of the other steps contemplated by this Agreement and the other Financing Documents.
4.    Each Debtor will faithfully preserve and protect the Agent's security interest in the Collateral as a prior perfected security interest under the Code, superior and prior to the rights of all third Persons, except for holders of Permitted Liens, and will do all such other acts and things and will, upon request therefor by the Agent, execute, deliver, file and record, and each Debtor hereby authorizes the Agent to so file, all such other documents and instruments, including, without limitation, financing statements, security agreements, assignments and documents and powers of attorney with respect to the Collateral, and pay all filing fees and taxes related thereto, as the Agent in its reasonable discretion may deem necessary or advisable from time to time in order to attach, continue, preserve, perfect, and protect said security interest (including the filing at any time or times after the date hereof of financing statements under, and in the locations advisable pursuant to, the Code); and, each Debtor hereby irrevocably appoints the Agent, its officers, employees and agents, or any of them, as attorneys-in-fact for each Debtor to execute, deliver, file and record such items for such Debtor and in the Debtor's name, place and stead to preserve, continue, perfect and protect said security interest. This power of attorney, being coupled with an interest, shall be irrevocable for the life of this Agreement.
5.    Each Debtor covenants and agrees that:
(a)    it will defend the Agent's and the Lenders' right, title and lien on and security interest in and to the Collateral and the Proceeds thereof against the claims and demands of all Persons whomsoever, other than a holder of Permitted Liens and any Person claiming a right in the Collateral pursuant to an agreement between such Person and the Agent;
(b)    it will not suffer or permit to exist on any Collateral any Lien except for Permitted Liens;
(c)    it will not take or omit to take any action, the taking or the omission of which would reasonably be expected to result in a material alteration (except as permitted by the Credit Agreement) or impairment of the Collateral or of the Agent's rights under this Agreement;
(d)    it will (i) except for such Collateral delivered to the Agent pursuant to this Section or otherwise now or hereafter under the control of the Agent, obtain and maintain sole and exclusive possession of the Collateral (other than Collateral in transit or Collateral kept in accordance with (ii) below), (ii) maintain its chief executive office and keep the Collateral (other than Collateral in transit) and all records pertaining thereto at the locations specified on the Security Interest Data Summary attached hereto as Schedule A, unless it shall have given the Agent prior notice and taken any action reasonably requested by the Agent to maintain its security interest therein, (iii) notify the Agent if an Account becomes evidenced or secured by an Instrument or Chattel Paper and deliver to the Agent upon the Agent's request therefor all Collateral consisting of Instruments and Chattel Paper immediately upon the

Debtor's receipt of a request therefor, (iv) deliver to the Agent possession of all Collateral the possession of which is required to perfect the Agent's Lien thereon or security interest therein or the possession of which grants priority over a Person filing a financing statement with respect thereto, (v) execute control agreements and cause other Persons to execute acknowledgments in form and substance satisfactory to the Agent evidencing the Agent's control with respect to all Collateral, the control or acknowledgment of which perfects the Agent's security interest therein, including Letters of Credit, Letter of Credit Rights, Electronic Chattel Paper, Deposit Accounts and Investment Property, and (vi) keep materially accurate and complete books and records concerning the Collateral and such other books and records as the Agent may from time to time reasonably require;
(e)    it will promptly furnish to the Agent such information and documents relating to the Collateral as the Agent may reasonably request, including, without limitation, all invoices, Documents, contracts, Chattel Paper, Instruments and other writings pertaining to such Debtor's contracts or the performance thereof, all of the foregoing to be certified upon request of the Agent by an authorized officer of such Debtor;
(f)    it shall immediately notify the Agent if any Account arises out of contracts with the United States or any department, agency or instrumentality thereof or any one or more of the states of the United States or any department, agency, or instrumentality thereof, and will execute any instruments and take any steps required by the Agent so that all monies due and to become due under such contract shall be assigned to the Agent and notice of the assignment given to and acknowledged by the appropriate government agency or authority under the Federal Assignment of Claims Act;
(g)    it will not change its state of incorporation, formation or organization, as applicable, without providing thirty (30) days' prior written notice to the Agent;
(h)    it will not change its name without providing thirty (30) days' prior written notice to the Agent;
(i)    it shall preserve its current existence as a corporation, partnership or a limited liability company, as applicable, and except as permitted by the Credit Agreement, shall not (i) in one, or a series of related transactions, merge into or consolidate with any other entity, the survivor of which is not the Debtor, or (ii) sell all or substantially all of its assets;
(j)    if such Debtor shall at any time acquire a commercial tort claim, as defined in the Code, the Debtor shall immediately notify the Agent in a writing signed by such Debtor of the details thereof and grant to the Agent for the benefit of itself and the Lenders in such writing, a security interest therein and in the Proceeds thereof, with such writing to be in form and substance satisfactory to the Agent and such writing shall constitute a supplement to Schedule B hereto;
(k)    it hereby authorizes the Agent to, at any time and from time to time, file in any one or more jurisdictions, financing statements that describe the Collateral, together with continuation statements thereof and amendments thereto, without the signature of such Debtor and which contain any information required by the Code or any other applicable statute applicable to such jurisdiction for the sufficiency or filing office acceptance of any financing statements, continuation statements, or amendments. Each Debtor agrees to furnish any such information to the Agent promptly upon request. Any such financing statements, continuation statements, or amendments may be signed by Agent on behalf of such Debtor if the Agent so elects and may be filed at any time in any jurisdiction; and

(l)    it shall at any time and from time to time take such steps as the Agent may reasonably request as are necessary for the Agent to insure the continued perfection of the Agent's and the Lenders' security interest in the Collateral with the same priority required hereby and the preservation of its rights therein.
6.    The Agent shall be deemed to have exercised reasonable care in the custody and preservation of the Collateral in its possession if the Agent takes such action for that purpose as the Debtor shall request in writing; provided that such requested action will not, in the judgment of the Agent, impair the security interest in the Collateral created hereby or the Agent's and the Lenders' rights in, or the value of, the Collateral; provided, further, that such written request is received by the Agent in sufficient time to permit the Agent to take the requested action.
7.    The pledge, security interests and other Liens and the obligation of each Debtor hereunder shall not be discharged until payment in full of the Secured Obligations. The pledge, security interests, and other Liens and the Obligations of each Debtor hereunder shall not be discharged or impaired or otherwise diminished by any failure, default, omission, or delay, willful or otherwise, by Agent, or any other obligor on any of the Secured Obligations, or by any other act or thing or omission or delay to do any other act or thing which may or might in any manner or to any extent vary the risk of such Debtor or which would otherwise operate as a discharge of the Debtor as a matter of law or equity. Without limiting the generality of the foregoing, each Debtor hereby agrees and acknowledges that the pledge, security interests, and other Liens given by such Debtor hereunder shall not be diminished, terminated, or otherwise similarly affected by any of the following at any time and from time to time:
(a)    Any lack of genuineness, legality, validity, enforceability, or allowability (in a bankruptcy, insolvency, reorganization or similar proceeding, or otherwise), or any avoidance or subordination, in whole or in part, of any Loan Document or any of the Secured Obligations and regardless of any law, regulation, or order now or hereafter in effect in any jurisdiction affecting any of the Secured Obligations, any of the terms of the Loan Documents, or any rights of the Agent or any other Person with respect thereto;
(b)    Any increase, decrease, or change in the amount, nature, type or purpose of any of the Secured Obligations (whether or not contemplated by the Loan Documents as presently constituted); any change in the time, manner, method, or place of payment or performance of, or in any other term of, any of the Secured Obligations; any execution or delivery of any additional Loan Documents; or any amendment, modification or supplement to, or refinancing or refunding of, any Loan Document or any of the Secured Obligations;
(c)    Any failure to assert any breach of or default under any Loan Document or any of the Secured Obligations; any extensions of credit in excess of the amount committed under or contemplated by the Loan Documents, or in circumstances in which any condition to such extensions of credit has not been satisfied; any other exercise or non-exercise, or any other failure, omission, breach, default, delay, or wrongful action in connection with any exercise or non-exercise, of any right or remedy against any Debtor or any other Person under or in connection with any Loan Document or any of the Secured Obligations; any refusal of payment or performance of any of the Secured Obligations, whether or not with any reservation of rights against any Debtor; or any application of collections (including collections resulting from realization upon any direct or indirect security for the Secured Obligations) to other obligations, if any, not entitled to the benefits of this Agreement, in preference to Secured Obligations or, if any collections are applied to Secured Obligations, any application to particular Secured Obligations;

(d)    Any taking, exchange, amendment, modification, supplement, termination, subordination, release, loss, or impairment of, or any failure to protect, perfect, or preserve the value of, or any enforcement of, realization upon, or exercise of rights or remedies under or in connection with, or any failure, omission, breach, default, delay, or wrongful action by the Agent or any other Person in connection with the enforcement of, realization upon, or exercise of rights or remedies under or in connection with, or, any other action or inaction by Agent or any other Person in respect of, any direct or indirect security for any of the Secured Obligations (including the Collateral). As used in this Agreement, "direct or indirect security" for the Secured Obligations, and similar phrases, includes any collateral security, guaranty, suretyship, letter of credit, capital maintenance agreement, put option, subordination agreement, or other right or arrangement of any nature providing direct or indirect assurance of payment or performance of any of the Secured Obligations, made by or on behalf of any Person;
(e)    Any merger, consolidation, liquidation, dissolution, winding-up, charter revocation, or forfeiture, or other change in, restructuring or termination of the existing structure or existence of, any Debtor or any other Person; any bankruptcy, insolvency, reorganization or similar proceeding with respect to any Debtor or any other Person; or any action taken or election (including any election under Section 1111(b)(2) of the United States Bankruptcy Code or any comparable law of any jurisdiction) made by Agent or the Debtor or by any other Person in connection with any such proceeding;
(f)    Any defense, setoff, or counterclaim which may at any time be available to or be asserted by any Debtor or any other Person with respect to any Loan Document or any of the Secured Obligations; or any discharge by operation of law or release of any Debtor or any other Person from the performance or observance of any Loan Document or any of the Secured Obligations; or
(g)    Any other event or circumstance, whether similar or dissimilar to the foregoing, and whether known or unknown, which might otherwise constitute a defense available to, or limit the liability of a guarantor or a surety, including each Debtor, excepting only full, strict, payment in full of the Secured Obligations.
8.    Each Debtor hereby waives any and all defenses which such Debtor may now or hereafter have based on principles of suretyship, impairment of collateral, or the like, and each Debtor hereby waives any defense to or limitation on its obligations under this Agreement arising out of or based on any event or circumstance referred to in the immediately preceding section hereof. Without limiting the generality of the foregoing and to the fullest extent permitted by applicable law, each Debtor hereby further waives each of the following:
(a)    All notices, disclosures and demands of any nature which otherwise might be required from time to time to preserve any rights against such Debtor, including the following: any notice of any event or circumstance described in the immediately preceding section hereof; any notice required by any law, regulation or order now or hereafter in effect in any jurisdiction; any notice of nonpayment, nonperformance, dishonor, or protest under any Loan Document or any of the Secured Obligations; any notice of the incurrence of any Secured Obligations; any notice of any default or any failure on the part of the Debtors or any other Person to comply with any Loan Document or any of the Secured Obligations or any requirement pertaining to any direct or indirect security for any of the Secured Obligations; and any notice or other information pertaining to the business, operations, condition (financial or otherwise), or prospects of the Debtors or any other Person;
(b)    Any right to any marshalling of assets, to the filing of any claim against such Debtor or any other Person in the event of any bankruptcy, insolvency, reorganization, or similar proceeding, or to the exercise against such Debtor or any other Person of any other right or remedy under or in connection with any Loan Document or any of the Secured Obligations or any direct or indirect security for any of the Secured Obligations; any requirement of promptness or diligence on the part of the Agent or any other Person; any requirement to exhaust any remedies under or in connection with, or to mitigate the damages resulting from default under, any Loan Document or any of the Secured Obligations or any direct or indirect security for any of the Secured Obligations; any benefit of any statute of limitations; and any requirement of acceptance of this Agreement or any other Loan Document, and any requirement that such Debtor receive notice of any such acceptance; and
(c)    Any defense or other right arising by reason of any Law now or hereafter in effect in any jurisdiction pertaining to election of remedies (including anti-deficiency laws, "one action" laws or the like), or by reason of any election of remedies or other action or inaction by the Agent (including commencement or completion of any judicial proceeding or nonjudicial sale or other action in respect of the Collateral for any of the Secured Obligations), which results in denial or impairment of the right of the Agent to seek a deficiency against such Debtor or any other Person or which otherwise discharges or impairs any of the Secured Obligations.
9.    (a)    At any time and from time to time whether or not an Event of Default then exists and without prior notice to or consent of any Debtor, the Agent may, at its option and for the benefit of itself and the Lenders, take such actions as the Agent deems appropriate (i) to attach, perfect, continue, preserve and protect the Agent's and the Lenders' security interest in, or Lien on, the Collateral, (ii) to inspect, audit and verify the Collateral, including reviewing all of each Debtor's books and records and copying and making excerpts therefrom and (iii) to add all liabilities, obligations, costs and expenses reasonably incurred in connection with the foregoing clauses (i) and (ii) to the Secured Obligations, to be paid by the Debtors to the Agent for the benefit of the Agent and the Lenders within ten (10) days after demand; provided that so long as no Default or Event of Default has occurred and is continuing, Debtor shall not be obligated to reimburse Agent for more than one such inspection in any calendar year; provided further however, Debtor shall be obligated to reimburse Agent for all inspections performed after the occurrence and during the continuance of a Default or Event of Default.
(b)    At any time and from time to time while an Event of Default exists and is continuing and without prior notice to or consent of any Debtor, the Agent may, at its option and for the benefit of itself and the Lenders, take such action as the Agent deems appropriate (i) to maintain, repair, protect and insure the Collateral, (ii) to perform, keep, observe and render true and correct any and all covenants, agreements, representations and warranties of the Debtors hereunder, and (iii) to add all liabilities, obligations, costs and expenses reasonably incurred in connection with the foregoing clauses (i) and (ii) to the Secured Obligations, to be paid by the Debtors to the Agent for the benefit of the Agent and the Lenders within ten (10) days after demand.
10.    While there exists any Event of Default under the Credit Agreement:
(a)    The Agent shall have, and may exercise, all the rights and remedies available to a secured party under the Code in effect at the time, and such other rights and remedies as may be provided at Law and as set forth below, including, without limitation, the ability to (i)  take possession immediately, with or without notice, demand, or legal process, of any all of the Collateral wherever found, and for such purposes, enter upon any premises upon which the Collateral may be found and remove the Collateral therefrom, (ii) require any Debtor to assemble the Collateral and deliver it to the Agent or to any place designated by the Agent at the Debtors' expense, (iii) take over and collect all of any Debtor's Receivables and all other Collateral, and to this end each Debtor hereby appoints the Agent, its officers, employees and agents, as its irrevocable, true and lawful attorneys-in-fact with all necessary power and authority to (1) receive, open and dispose of all mail addressed to any Debtor and notify postal authorities to change the address for delivery thereof to such address as the Agent may designate, (2) demand payment of the Receivables, (3) enforce payment of the Receivables by legal proceedings or otherwise, (4) exercise all of any Debtor's rights and remedies with respect to the collection of the Receivables, (5) settle, adjust, compromise, extend or renew the Receivables, (6) settle, adjust or compromise any legal proceedings brought to collect the Receivables, (7) to the extent permitted by applicable Law, sell or assign the Receivables upon such terms, for such amounts and at such time or times as the Agent deems advisable, (8) discharge and release the Receivables, (9) take control, in any manner, of any item of payment or Proceeds from any account debtor, (10) prepare, file and sign any Debtor's name on any proof of claim in relief proceeding or similar document against any account debtor, (11) prepare, file and sign any Debtor's name on any notice of Lien, assignment or satisfaction of Lien or similar document in connection with the Receivables, (12) do all acts and things necessary, in the Agent's sole discretion, to fulfill each Debtor's obligations to the Agent or the Lenders under the Credit Agreement, Loan Documents or otherwise, (13) endorse the name of any Debtor upon any check, Chattel Paper, Document, Instrument, invoice, freight bill, bill of lading or similar document or agreement relating to the Receivables or Inventory, (14) use any Debtor's stationery and sign such Debtor's name to verifications of the Receivables and notices thereof to account debtors, (15) access and use the information recorded on or contained in any data processing equipment or computer hardware or software relating to the Receivables, Inventory, or other Collateral or proceeds thereof to which any Debtor has access, (iv) demand, sue for, collect, compromise and give acquittances for any and all Collateral, (v) prosecute, defend or compromise any action, claim or proceeding with respect to any of the Collateral, and (vi) take such other action as the Agent may deem appropriate, including extending or modifying the terms of payment of any Debtor's debtors. This power of attorney, being coupled with an interest, shall be irrevocable for the life of this Agreement. To the extent permitted by Law, each Debtor hereby waives all claims of damages due to or arising from or connected with any of the rights or remedies exercised by the Agent pursuant to this Agreement, except claims for physical damage to the Collateral, Persons or other property arising from gross negligence or willful misconduct by the Agent.
(b)    The Agent shall have the right to lease, sell or otherwise dispose of all or any of the Collateral at public or private sale or sales for cash, credit or any combination thereof, with such notice as may be required by Law (it being agreed by the Debtors that, in the absence of any contrary requirement of Law, ten (10) days' prior notice of a public or private sale of Collateral shall be deemed reasonable notice), in lots or in bulk, for cash or on credit, all as the Agent, in its sole discretion, may deem advisable. Such sales may be adjourned from time to time with or without notice. The Agent shall have the right to conduct such sales on any Debtor's premises or elsewhere and shall have the right to use any Debtor's premises without charge for such sales for such time or times as the Agent may see fit. The Agent may purchase all or any part of the Collateral at public or, if permitted by Law, private sale and, in lieu of actual payment of such purchase price, may set off the amount of such price against the Secured Obligations.
(c)    Each Debtor, at its cost and expense (including the cost and expense of any of the following referenced consents, approvals, etc.), will promptly execute and deliver or cause the execution and delivery of all applications, certificates, instruments, registration statements, and all other documents and papers the Agent may request in connection with the obtaining of any consent, approval, registration, qualification, permit, license, accreditation, or authorization of any other official body or other Person necessary or appropriate for the effective exercise of any rights hereunder or under the other Loan Documents. Without limiting the generality of the foregoing, each Debtor agrees that in the event the Agent on behalf of itself and/or the Lenders shall exercise its rights hereunder or pursuant to the other

Loan Documents, to sell, transfer, or otherwise dispose of, or vote, consent, operate, or take any other action in connection with any of the Collateral, each Debtor shall execute and deliver (or cause to be executed and delivered) all applications, certificates, assignments and other documents that the Agent requests, to facilitate such actions and shall otherwise promptly, fully, and diligently cooperate with the Agent and any other Persons in making any application for the prior consent or approval of any official body or any other Person to the exercise by the Agent on behalf of itself and/or the Lenders of any such rights relating to all or any of the Collateral. Furthermore, because each Debtor agrees that the remedies at law, of the Agent on behalf of itself and/or the Lenders, for failure of such Debtor to comply with this subsection (c) would be inadequate, and that any such failure would not be adequately compensable in damages, each Debtor agrees that this Subsection (c) may be specifically enforced.
(d)    The Agent may request, without limiting the rights and remedies of the Agent on behalf of itself and the Lenders otherwise provided hereunder and under the other Loan Documents, that each Debtor do any of the following: (i) give the Agent on behalf of itself and the Lenders specific assignments of the accounts receivable of the Debtors after such accounts receivable come into existence, and schedules of such accounts receivable, the form and content of such assignment and schedules to be reasonably satisfactory to Agent, and (ii) in order to better secure the Agent on behalf of itself and the Lenders, to the extent permitted by Law, enter into such lockbox agreements and establish such lockbox accounts as the Agent may require, all at the sole expense of the Debtors and shall direct all payments from all payors due to each Debtor, to such lockbox accounts.
(e)    Nothing in this Agreement waives any duty of the Agent or any right of Debtor which cannot be waived under Section 9-602 of the Code or other mandatory provisions of applicable Law which cannot be waived.
11.    The Lien on and security interest in the Collateral granted to and created in favor of the Agent by this Agreement shall be for the benefit of the Agent and the Lenders. Each of the rights, privileges, and remedies provided to the Agent hereunder or otherwise by Law with respect to the Collateral shall be exercised by the Agent only for its own benefit and the benefit of the Lenders, and any of the Collateral or Proceeds thereof held or realized upon at any time by the Agent shall be applied as set forth in the Credit Agreement. Each Debtor shall remain liable to the Agent and the Lenders for, and shall pay to the Agent for the benefit of itself and the Lenders, any deficiency which may remain after such sale or collection.
12.    If the Agent repossesses or seeks to repossess any of the Collateral pursuant to the terms hereof following the occurrence and during the continuance of an Event of Default, then to the extent it is commercially reasonable for the Agent to store any Collateral on any premises of any Debtor, such Debtor hereby agrees to lease to the Agent on a month-to-month tenancy for a period not to exceed ninety (90) days at the Agent's election, at a rental rate equal to One Dollar ($1.00) per month (if such Debtor owns the premises), and at the current rental rate per month (if such Debtor leases the premises), the premises on which the Collateral is located; provided it is located on premises owned or leased by such Debtor.
13.    Upon payment in full of the Secured Obligations and termination of the Credit Agreement, this Agreement shall terminate and be of no further force and effect, and the Agent shall thereupon promptly return to such Debtor such of the Collateral and such other documents delivered by the Debtor or obtained by the Agent hereunder as may then be in the Agent's possession, subject to the rights of third parties. Until such time, however, this Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and permitted assigns. Following a sale of assets permitted under the Credit Agreement, the Agent shall also promptly return to such Debtor such of the Collateral and such other documents delivered by the Debtor or obtained by the Agent hereunder as may then be in the Agent's possession, subject to the rights of third parties.
14.    No failure or delay on the part of the Agent in exercising any right, remedy, power or privilege hereunder shall operate as a waiver thereof or of any other right, remedy, power or privilege of the Agent hereunder; nor shall any single or partial exercise of any such right, remedy, power or privilege preclude any other or further exercise thereof or the exercise of any other right, remedy, power or privilege. No waiver of a single Event of Default shall be deemed a waiver of a subsequent Event of Default. All waivers under this Agreement must be in writing. The rights and remedies of the Agent under this Agreement are cumulative and in addition to any rights or remedies which it may otherwise have, and the Agent may enforce any one or more remedies hereunder successively or concurrently at its option.
15.    All notices, statements, requests and demands given to or made upon either party hereto in accordance with the provisions of this Agreement shall be given or made as provided in the Credit Agreement.
16.    Each Debtor agrees that as of the date hereof, all information contained on the Security Interest Data Summary attached hereto as Schedule A is accurate and complete and contains no omission or misrepresentation. Each Debtor shall promptly notify the Agent of any changes in the information set forth thereon.
17.    Each Debtor acknowledges that the provisions hereof giving the Agent rights of access to books, records and information concerning the Collateral and such Debtor's operations and providing the Agent access to such Debtor's premises are intended to afford the Agent with immediate access to current information concerning the Debtor and its activities, including without limitation, the value, nature and location of the Collateral so that the Agent can, among other things, make an appropriate determination after the occurrence of an Event of Default, whether and when to exercise its other remedies hereunder and at Law, including, without limitation, instituting a replevin action should the Debtor refuse to turn over any Collateral to the Agent. Each Debtor further acknowledges that should such Debtor at any time fail to promptly provide such information and access to the Agent, such Debtor acknowledges that the Agent would have no adequate remedy at Law to promptly obtain the same. Each Debtor agrees that the provisions hereof may be specifically enforced by the Agent and waives any claim or defense in any such action or proceeding that the Agent has an adequate remedy at Law.
18.    This Agreement shall be binding upon, and inure to the benefit of, the Agent, the Lenders and their respective successors and assigns, and the Debtor and each of its respective successors and assigns, except that the Debtors may not assign or transfer its obligations hereunder or any interest herein.
19.    This Agreement shall be deemed to be a contract under the laws of the State of Michigan and for all purposes shall be governed by, and construed in accordance with, the laws of said State excluding its rules relating to conflicts of law.
20.    Any provision of this Agreement which is prohibited or unenforceable in any jurisdiction shall not invalidate the remaining provisions hereof, and any such prohibition or unenforceability in any jurisdiction shall not invalidate or render unenforceable such provision in any other jurisdiction.
21.    Each Debtor hereby irrevocably submits to the nonexclusive jurisdiction of any Michigan state or federal court sitting in Oakland County, in any action or proceeding arising out of or relating to this Agreement, and each Debtor hereby irrevocably agrees that all claims in respect of such action or proceeding may be heard and determined in such Michigan state or federal court. Each Debtor hereby waives to the fullest extent it may effectively do so, the defense of an inconvenient forum to the maintenance of any such action or proceeding. Each Debtor hereby appoints the process agent identified below (the "Process Agent") as its agent to receive on behalf of such party and its respective property service of copies of the summons and complaint and any other process which may be served in any action or proceeding. Such service may be made by mailing or delivering a copy of such process to the Debtor in care of the Process Agent at the Process Agent’s address, and each Debtor hereby authorizes and directs the Process Agent to receive such service on its behalf. Each Debtor agrees that a final judgment in any such action or proceeding shall be conclusive and may be enforced in other jurisdictions (or any political subdivision thereof) by suit on the judgment or in any other manner provided at law. Each Debtor further agrees that it shall, for so long as any commitment or any obligation of any Credit Party to any Lender remains outstanding, continue to retain Process Agent for the purposes set forth in this Section 22. The Process Agent for each Debtor shall be Unique Fabricating NA, Inc., with an office on the date hereof as set forth in the Credit Agreement. The Process Agent hereby accepts the appointment of Process Agent by the Debtors and agrees to act as Process Agent on behalf of the Debtors.
22.    EXCEPT AS PROHIBITED BY LAW, EACH DEBTOR HEREBY WAIVES ANY RIGHT IT MAY HAVE TO A TRIAL BY A JURY IN RESPECT OF ANY LITIGATION DIRECTLY OR INDIRECTLY ARISING OUT OF, UNDER, OR IN CONNECTION WITH THIS AGREEMENT OR ANY OTHER DOCUMENTS OR TRANSACTIONS RELATING THERETO.
23.    This Agreement may be executed in any number of counterparts, and by different parties hereto in separate counterparts, each of which, when so executed, shall be deemed an original, but all such counterparts shall constitute one and the same instrument. Each Debtor acknowledges and agrees that a telecopy transmission to the Agent or any Lender of the signature pages hereof purporting to be signed on behalf of the Debtor shall constitute effective and binding execution and delivery hereof by such Debtor.
[SIGNATURE PAGES FOLLOW]

IN WITNESS WHEREOF, the parties hereto, by their officers thereunto duly authorized, have executed and delivered this Agreement as of the day and year first above set.
UNIQUE FABRICATING NA, INC.

By:                                                    ______________________
Its:    ______________________

UNIQUE-CHARDAN, INC.

By:                                                    ______________________
Its:    ______________________

UNIQUE MOLDED FOAM TECHNOLOGIES, INC.

By:                                                    ______________________
Its:    ______________________

UNIQUE PRESCOTECH, INC.

By:                                                    ______________________
Its:    ______________________

UNIQUE FABRICATING REALTY, LLC

By:                                                    ______________________
Its:    ______________________

UNIQUE FABRICATING SOUTH, INC.

By:                                                    ______________________
Its:    ______________________

CITIZENS BANK, NATIONAL ASSOCIATION
as Agent

By:
Michael Farley
Its:    Senior Vice President

SCHEDULES
TO
SECURITY AGREEMENT
All defined terms used in these Schedules shall have the meanings ascribed to them in the above-referenced Security Agreement, as amended as of the date hereof, unless otherwise defined herein. Materials attached hereto are incorporated by reference herein and made a part hereof.

SCHEDULE A
TO
SECURITY AGREEMENT
Security Interest Data Summary
1.    Debtors’ Jurisdictions of Organization; Chief Executive Office; EIN and Org ID

Legal Name	Jurisdiction of Organization	Chief Executive Office	Federal EIN	State-issued Organizational ID
Unique Fabricating NA, Inc.	Delaware	800 Standard Parkway Auburn Hills, Michigan 48326	52-2108349	2915564
Unique-Chardan, Inc.	Delaware	800 Standard Parkway, Auburn Hills, Michigan 48326	46-4688350	5472526
Unique Molded Foam Technologies, Inc.	Delaware	800 Standard Parkway, Auburn Hills, Michigan 48326	47-4893749	5810058
Unique Prescotech, Inc.	Delaware	800 Standard Parkway, Auburn Hills, Michigan 48326	46-4169729	5435085
Unique Fabricating Realty, LLC	Michigan	800 Standard Parkway, Auburn Hills, Michigan 48326	N/A	B2094F
Unique Fabricating South, Inc.	Michigan	800 Standard Parkway, Auburn Hills, Michigan 48326	38-3299868	360750

2. Debtors’ Trade names: None.
3. All of the Debtors’ personal property which has not been delivered to the Agent pursuant to the terms of this Agreement or the Credit Agreement is now, and will be at all future times, located at the Debtors’ chief executive office as described in Paragraph 1 above, except as specified below:

Debtor Tenant	Address	Collateral Location	Record Location
Unique-Prescotech, Inc.	800 Standard Parkway Auburn Hills, Michigan 48326	2000 N. New York Ave., Evansville, Indiana 47711	800 Standard Parkway Auburn Hills, Michigan 48326
Unique-Prescotech, Inc.	800 Standard Parkway Auburn Hills, Michigan 48326	1900 N. New York Ave., Evansville, Indiana 47711	800 Standard Parkway Auburn Hills, Michigan 48326

Debtor Tenant	Address	Collateral Location	Record Location
Unique-Prescotech, Inc.	800 Standard Parkway Auburn Hills, Michigan 48326	1001 West Oak Street, Louisville, Kentucky 40210	800 Standard Parkway Auburn Hills, Michigan 48326
Unique-Prescotech, Inc.	800 Standard Parkway Auburn Hills, Michigan 48326	1124 Haley Rd., Murfreesboro, Tennessee 37129	800 Standard Parkway Auburn Hills, Michigan 48326
Unique-Prescotech, Inc.	800 Standard Parkway Auburn Hills, Michigan 48326	3233 South Zero St., Fort Smith, Arkansas 72908	800 Standard Parkway Auburn Hills, Michigan 48326
Unique-Prescotech, Inc.	800 Standard Parkway Auburn Hills, Michigan 48326	935 West Oak Street, Louisville, Kentucky 40203	800 Standard Parkway Auburn Hills, Michigan 48326
Unique-Prescotech, Inc.	800 Standard Parkway Auburn Hills, Michigan 48326	1421 N. Garvin Street, Evansville, Indiana 47711	800 Standard Parkway Auburn Hills, Michigan 48326
Unique-Prescotech, Inc.	800 Standard Parkway Auburn Hills, Michigan 48326	2900 S. 7th Street, Louisville, Kentucky 40216	800 Standard Parkway Auburn Hills, Michigan 48326
Unique Fabricating South, Inc.	800 Standard Parkway Auburn Hills, Michigan 48326	300 West McCarter Road, Lafayette, Georgia 30728	800 Standard Parkway Auburn Hills, Michigan 48326
Unique Fabricating South, Inc.	800 Standard Parkway Auburn Hills, Michigan 48326	301 West McCarter Road, LaFayette, Georgia 30728	800 Standard Parkway Auburn Hills, Michigan 48326
Unique-Chardan, Inc.	800 Standard Parkway Auburn Hills, Michigan 48326	705 South Union Street, Bryan, Ohio 43506	800 Standard Parkway Auburn Hills, Michigan 48326
Unique Molded Foam Technologies, Inc.	800 Standard Parkway Auburn Hills, Michigan 48326	13221 Allman Road, Concord, Michigan 49237	800 Standard Parkway Auburn Hills, Michigan 48326

4. All of the Debtors’ real property is located in the following counties:

Owner	County	Address
Joslyn-Collier I LLC Tenant: Unique Fabricating NA, Inc.	Oakland	800 Standard Parkway Auburn Hills, Michigan 48326
Unique-Prescotech, Inc.	Vanderburgh	2000 N. New York Ave., Evansville, Indiana 47711
Unique-Prescotech, Inc.	Vanderburgh	1900 N. New York Ave., Evansville, Indiana 47711
Unique-Prescotech, Inc.	Jefferson	1001 West Oak Street, Louisville, Kentucky 40210
Unique-Prescotech, Inc.	Rutherford	1124 Haley Rd., Murfreesboro, Tennessee 37129
Unique-Prescotech, Inc.	Sebastian	3233 South Zero St., Fort Smith, Arkansas 72908
GML Properties, LLC Tenant: Unique-Prescotech, Inc.	Jefferson	935 West Oak Street, Louisville, Kentucky 40203
Garvin Street Warehouse, LLC Tenant: Unique-Prescotech, Inc.	Vanderburgh	1421 N. Garvin Street, Evansville, Indiana 47711
Parker Commercial Storage & Distribution, Inc. Tenant: Unique-Prescotech, Inc.	Jefferson	2900 S. 7th Street, Louisville, Kentucky 40216
Unique Fabricating South, Inc.	Walker	300 West McCarter Road, Lafayette, Georgia 30728
Unique Fabricating South, Inc.	Walker	301 West McCarter Road, LaFayette, Georgia 30728
Chardan Properties, LLC Tenant: Unique-Chardan, Inc.	Williams	705 South Union Street, Bryan, Ohio 43506
BMAC Properties, LLC Tenant: Unique Molded Foam Technologies, Inc.	Jackson	13221 Allman Road, Concord, Michigan 49237

5.    All of the Debtors’ books and records, including those relating to accounts payable and accounts receivable, are kept at the Debtors’ chief executive office as described in Paragraph 1 above, except as specified below:
None.

SCHEDULE B
TO
SECURITY AGREEMENT

Commercial Tort Claims
None.